EXHIBIT 99.1

MICRO THERAPEUTICS REPORTS 2003 FOURTH QUARTER AND FULL YEAR

FINANCIAL RESULTS

– Conference Call Scheduled for Today at 6:00 a.m. PST;

Simultaneous Webcast at www.fulldisclosure.com –

Irvine, Calif. – February 11, 2004 – Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX) today reported financial results for the fourth quarter and year ended December 31, 2003.

For the 2003 fourth quarter, net sales were $8.5 million, a 127% increase over net sales of $3.8 million in the fourth quarter of the prior year. Revenues from MTI’s neuro embolic product line, comprising the Sapphire family of embolic coils and Onyx®, MTI’s proprietary liquid embolic material, rose 147% to $2.9 million in the 2003 fourth quarter compared with $1.2 million in 2002 fourth quarter. Neuro access and delivery products, which include the company’s portfolio of micro catheters, guidewires and balloons, increased 119% to $4.8 million in the 2003 fourth quarter compared with $2.2 million in the same quarter a year ago.

For the full year of 2003, net sales grew 93% to $24.5 million from $12.7 million in 2002. Neuro embolic product revenues were $8.2 million, representing a 191% increase from revenues of $2.8 million for the corresponding period in 2002. Neuro access and delivery products increased 84% to $13.5 million compared with $7.4 million in 2002.

Growth in geographic markets was broad-based, with net sales in the U.S. increasing 110% to $2.7 million in the 2003 fourth quarter and 40%, or $8.2 million, for the full year. International net sales realized year-over-year growth of nearly 140% in both the fourth quarter and full year periods to $5.8 million and $16.3 million, respectively.

Thomas Wilder, MTI’s president and chief executive officer, said, “We are very pleased with our strong finish in 2003. These revenue results reflect progress in our efforts to build a franchise based upon a broad portfolio of neuro-interventional products and a global distribution capability.”

Net loss for the 2003 fourth quarter was $5.7 million, or $0.17 per share, compared with net loss of $13.4 million, or $0.55 per share, in the 2002 fourth quarter. Net loss for the full year 2003 was $12.8 million, or $0.39 per share, compared to a net loss of $22.7 million, or $1.06 per share, in 2002. Financial results for 2003 and 2002 include gains on the sale of Enteric Medical Technologies, a company in which MTI held an ownership interest, amounting to $14.6 million in 2003 and $7.4 million in 2002. In addition,

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Micro Therapeutics, Inc.

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financial results for 2003 include a $600,000 non-cash charge for stock issuance expenses in connection with the company’s private placement of its common stock, which was completed in February 2003, and the 2002 fourth quarter financial results include a $4.3 million charge for the valuation of in-process research and development projects of Dendron and the $618,000 charge for distributor terminations. Weighted average shares outstanding for the 2003 fourth quarter and 2002 fourth quarter were 35.1 million and 24.4 million, respectively, and weighted average shares outstanding for the full years of 2003 and 2002 were 33.5 million and 21.4 million, respectively.

Gross margin for the fourth quarter of 2003 improved to 57 percent from 44 percent in the fourth quarter of 2002. For all of 2003, gross margin improved to 61 percent from 52 percent in 2002. Both increases are due primarily to increased manufacturing throughput.

Operating expenses decreased 29% in the 2003 fourth quarter to $10.7 million, compared to $15.0 million for the fourth quarter in the prior year. For the full year of 2003, operating expenses increased 12% to $41.7 million, from $37.3 million in the corresponding period in 2002. Operating expenses for the fourth quarter of 2002 include a charge of $4.3 million representing the valuation of in-process research and development projects of Dendron GmbH, acquired by MTI in October 2002, and distributor termination expenses of $618,000.

About Micro Therapeutics, Inc.

Micro Therapeutics (MTI) develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disorders. The Company’s primary focus is on catheter based technologies and products for the interventional neuroradiology market. Micro Therapeutics’ products include the Sapphire® and Sapphire NXT lines of embolic coils, the ONYX® liquid embolic system, and a broad line of micro catheters, guidewires, and occlusion balloons that are utilized in the treatment of cerebral vascular disorders.

Conference Call Information and Forward-Looking Statements

The company will host a conference call today with interested parties beginning at 6:00 a.m. PST to review the results of operations for the fourth quarter and full year of 2003 and other recent events. Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements, clinical studies, regulatory status, and financial position, and comments the company may make about its future in response to questions from participants on the conference call. Any interested party may listen to the conference call through a live audio Internet broadcast at www.fulldisclosure.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at www.fulldisclosure.com for one year.

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Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: product demand and market acceptance, the impact of competitive products and pricing, effectiveness and pace of current and future product development, success of clinical testing, and regulatory approval. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB, and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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FINANCIAL TABLES FOLLOW

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MICRO THERAPEUTICS, INC.

Statement of Operations Data

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net sales	$8,539,000	$3,756,000	$24,482,000	$12,679,000
Cost of sales	3,649,000	2,106,000	9,667,000	6,033,000

Gross profit	4,890,000	1,650,000	14,815,000	6,646,000

Operating expenses:
Research & development	3,687,000	5,094,000	17,703,000	14,233,000
Selling, general & administrative	7,000,000	4,996,000	24,018,000	18,148,000
Distribution agreement termination	—	618,000	—	618,000
Acquired in-process research and development	—	4,300,000	—	4,300,000

Total operating expenses	10,687,000	15,008,000	41,721,000	37,299,000

Loss from operations	(5,797,000)	(13,358,000)	(26,906,000)	(30,653,000)
Other income (expense)
Gain on sale of investment			14,647,000	7,386,000
Stock issuance expenses			(600,000)
Foreign currency transaction gain (loss)	394,000	167,000	214,000	167,000
Other	(255,000)	(162,000)	(142,000)	359,000

Total other income (expense)	139,000	5,000	14,119,000	7,912,000

Loss before taxes	(5,658,000)	(13,352,000)	(12,787,000)	(22,741,000)
Income tax expense	—	1,000	2,000	3,000

Net loss	(5,658,000)	(13,353,000)	(12,789,000)	(22,744,000)

Other comprehensive loss
Foreign currency translation loss	(268,000)	—	(429,000)	—

Total other comprehensive loss	(268,000)	—	(429,000)	—

Comprehensive loss	$(5,926,000)	$(13,353,000)	$(13,218,000)	$(22,744,000)

Per share information
Net loss available to common stockholders
Net loss per share (basic and diluted)	$(0.17)	$(0.55)	$(0.39)	$(1.06)
Shares used in computation of net loss per share	35,075,000	24,441,000	33,524,000	21,382,000

MICRO THERAPEUTICS, INC.

Selected Balance Sheet Data

(unaudited)

	December 31,
	2003	2002
Cash and short-term investments	$16,551,000	$1,533,000
Working capital (deficiency)	$17,958,000	$(5,018,000)
Total assets	$62,042,000	$37,685,000
Long-term portion of debt	$10,902,000	—
Accumulated deficit	$(108,764,000)	$(95,977,000)
Total stockholders’ equity	$38,467,000	$22,681,000

MICRO THERAPEUTICS, INC.

Revenues by Segment

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Product Segments
Embolic products	$2,896,000	$1,171,000	$8,221,000	$2,827,000
Neuro access and delivery products	4,807,000	2,193,000	13,530,000	7,357,000
Peripheral blood clot therapy and other	836,000	392,000	2,731,000	2,495,000

Total net sales	$8,539,000	$3,756,000	$24,482,000	$12,679,000

Geographic segments
United States	$2,727,000	$1,300,000	8,197,000	$5,866,000
International	5,812,000	2,456,000	16,285,000	6,813,000

Total net sales	$8,539,000	$3,756,000	$24,482,000	$12,679,000